As filed with the Securities and Exchange Commission on November 20, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLS FARGO & COMPANY

(Exact name of registrant as specified in charter)

Delaware	41-0449260
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

420 Montgomery Street San Francisco, California (800) 292-9932	94163
(Address of principal executive offices)	(Zip code)

Wells Fargo & Company Supplemental 401(k) Plan

(Full title of the plan)

James M. Strother

Executive Vice President and General Counsel

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

(415) 396-1793

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Robert J. Kaukol

Wells Fargo & Company

Wells Fargo Center, MAC C7300-126

1700 Lincoln

Denver, CO 80203-4500

(303) 863-273

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Shares of Common Stock, $1-2/3 par value	2,000,000(1)	$53.18(2)	$106,360,000(2)	$12,359.03(3)
Deferred Compensation Obligations(4)	$20,000,000	100%	$20,000,000	$2,324

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of Wells Fargo & Company common stock, as reported on the New York Stock Exchange on November 17, 2014.
(3)	Determined in accordance with Rule 457(h).
(4)	Represents unsecured obligations of Wells Fargo & Company to pay deferred compensation in the future in accordance with the Wells Fargo & Company Supplemental 401(k) Plan.

This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Wells Fargo & Company (“Wells Fargo” or the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference. All documents were filed with the Commission under File No. 001-02979.

•	Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2013, including information specifically incorporated by reference into the Form 10-K from Wells Fargo’s 2013 Annual Report to Stockholders and Wells Fargo’s definitive Notice and Proxy Statement for Wells Fargo’s 2014 Annual Meeting of Stockholders;

•	Wells Fargo’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	Wells Fargo’s Current Reports on Form 8-K filed January 3, 2014; January 9, 2014 (two filings); January 14, 2014; January 24, 2014; January 28, 2014 (two filings); January 29, 2014; January 31, 2014; February 3, 2014; February 5, 2014; February 6, 2014; February 20, 2014; February 26, 2014; March 4, 2014; March 6, 2014; March 13, 2014; March 18, 2014; March 27, 2014; March 31, 2014; April 2, 2014; April 3, 2014; April 8, 2014; April 10, 2014; April 11, 2014; April 22, 2014 (two filings); April 23, 2014; April 25, 2014; May 2, 2014; May 7, 2014; May 8, 2014; May 9, 2014; May 16, 2014; May 23, 2014; May 29, 2014; May 30, 2014; June 3, 2014; June 6, 2014; June 17, 2014; June 20, 2014; June 25, 2014; June 26, 2014; June 27, 2014; July 1, 2014; July 10, 2014; July 11, 2014; July 21, 2014; July 24, 2014; July 28, 2014; July 29, 2014; July 30, 2014; August 1, 2014; August 8, 2014; August 19, 2014; August 25, 2014; September 8, 2014; September 9, 2014; September 11, 2014; September 23, 2014 (two filings); September 26, 2014, September 30, 2014, October 3, 2014, October 14, 2014, October 20, 2014, October 29, 2014, November 4, 2014, November 7, 2014, November 18, 2014 and November 19, 2014 (other than portions of these documents not deemed to be filed); and

•	The description of Wells Fargo’s common stock contained in Exhibit 99(e) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendment or report filed to update such description.

All reports and/or documents filed by Wells Fargo with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, except for such reports and/or other documents that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

This registration statement covers 2,000,000 shares of common stock and $20,000,000 in principal amount of deferred compensation obligations that may be issued by Wells Fargo on or after January 1, 2015, under the Wells Fargo & Company Supplemental 401(k) Plan (the “Plan”). Wells Fargo common stock is registered under Section 12 of the Exchange Act. The deferred compensation obligations are not registered under Section 12 of the Exchange Act. Following is a summary of the Plan as it relates to the deferred compensation obligations.

The Plan is an unfunded nonqualified benefit plan originally established to provide benefits to participants in the qualified Wells Fargo & Company 401(k) Plan whose employer-matching contributions were limited because of Internal Revenue Code (“IRC”) limitations on qualified plan contributions or because the participants elected to defer compensation into one or more nonqualified deferred compensation plans that would have otherwise been available for contribution to the qualified 401(k) Plan. Prior to 2009, the Company determined the amount of the employer-matching contribution credit to be contributed to the Plan on behalf of participants and paid that amount directly to the Plan. No participant funds have been or will be contributed to the Plan. The Plan was frozen in 2009 so that no additional participants may be enrolled in the Plan and no new benefits accrue to participant accounts other than credits on Plan balances to reflect dividends paid on Wells Fargo common stock, as described below. All Plan account balances are fully vested.

Under the terms of the Plan in effect until January 1, 2015, credits to participant accounts are stated in the form of Wells Fargo common stock share equivalents. Participants receive additional share equivalents to reflect dividends paid on Wells Fargo common stock based on the number of share equivalents credited to their account as of the record date for the dividend and the closing price of Wells Fargo common stock on the trading day immediately preceding the dividend payment date. Beginning January 1, 2015, allocations to reflect future dividends paid on Wells Fargo common stock after that date will be credited to a hypothetical certificate of deposit investment fund unless the participant affirmatively elects to receive the dividend credit in the form of Wells Fargo common stock share equivalents.

The deferred compensation obligations are general unsecured obligations of Wells Fargo. Participants have no lien, prior claim or security interest in any property of Wells Fargo. In the event of Wells Fargo’s bankruptcy or insolvency, participants will become general unsecured creditors of Wells Fargo. Wells Fargo is not required to establish or maintain any fund or trust to provide for the payment of the deferred compensation obligations. If a fund or trust is established, Plan participants will have no special or priority claim to the assets of the fund or trust, and the fund or trust will be available to satisfy claims of creditors in the event of Wells Fargo’s bankruptcy or insolvency.

No trustee has been appointed having authority to take action with respect to the deferred compensation obligations. Each participant is responsible for acting independently with respect to the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the deferred compensation obligations, and taking action upon default.

The deferred compensation obligations are not convertible into any other security of Wells Fargo except that, subject to the terms of the Plan, deferral account balances stated in the form of Wells Fargo common stock are distributed in shares of Wells Fargo common stock.

The deferred compensation obligations do not have the benefit of any negative pledges or of any covenants on the part of Wells Fargo other than to pay the deferred compensation obligations in accordance with the terms of the Plan.

Distribution of a participant’s vested account balance will generally begin as soon as administratively feasible in the calendar year following the year a participant separates from service but certain key employees may not receive a distribution until at least six months after their separation from service in accordance with certain IRC rules. The Plan generally provides for a single lump sum distribution of a participant’s Plan account. Certain individuals who became participants in the Plan prior to 2008 were able to elect that their benefits be paid in up to 10 annual installments.

The portion of a participant’s Plan account stated in the form of Wells Fargo common stock share equivalents will be paid in whole shares of common stock, with cash paid in lieu of fractional shares. The portion, if any, of a participant’s Plan account indexed to the hypothetical certificate of deposit investment fund will be distributed in cash. All distributions are subject to income tax withholding.

A participant may not assign, pledge, encumber or otherwise transfer any right to or interest in the participant’s deferral account balances except as permitted under the Plan.

Wells Fargo’s Board of Directors or the Human Resources Committee of Wells Fargo’s Board of Directors may at any time terminate, suspend or amend the Plan, subject to certain restrictions.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Restated Certificate of Incorporation of Wells Fargo provides for broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 20, 2014.

WELLS FARGO & COMPANY

By:	/s/ John G. Stumpf
John G. Stumpf Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 20, 2014 by the following persons in the capacities indicated:

/s/ John G. Stumpf	Chairman, President and Chief Executive Officer
John G. Stumpf	(Principal Executive Officer)

/s/ John R. Shrewsberry	Senior Executive Vice President and
John R. Shrewsberry	Chief Financial Officer
(Principal Financial Officer)

/s / Richard D. Levy	Executive Vice President and Controller
Richard D. Levy	(Principal Accounting Officer)

JOHN D. BAKER II	CYNTHIA H. MILLIGAN	A majority of the Board of Directors*
ELAINE L. CHAO	FEDERICO F. PENA
JOHN S. CHEN	JAMES H. QUIGLEY
LLOYD H. DEAN	JUDITH M. RUNSTAD
SUSAN E. ENGEL	STEPHEN W. SANGER
ENRIQUE HERNANDEZ, JR.	SUSAN G. SWENSON
DONALD M. JAMES

*	John G. Stumpf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ John G. Stumpf
John G. Stumpf
Attorney-in-Fact

EXHIBIT INDEX

Number	Description

4.1	Wells Fargo & Company Supplemental 401(k) Plan (incorporated by reference to Exhibit 10(c) to the Company’s Current Report on Form 8-K filed May 4, 2009)

4.2	Amendment to the Wells Fargo & Company Supplemental 401(k) Plan, effective January 1, 2015 (incorporated by reference to Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014)

5	Opinion of Robert J. Kaukol

23.1	Consent of Robert J. Kaukol (included in Exhibit 5)

23.2	Consent of KPMG LLP

24	Power of Attorney